Filed Pursuant to Rule 424(b)(4)
Registration Statement No. 333-235726
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 2, 2020)
64,997,998 Shares of
Voting Common Stock
GLOBALSTAR, INC.
VOTING COMMON STOCK, PAR VALUE $0.0001
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All of the 64,997,998 shares of voting common stock (“Common Stock”) of Globalstar, Inc. are being sold by certain selling stockholders identified herein (each, a “Selling Stockholder” and collectively, the “Selling Stockholders”). We will not receive any of the proceeds from the sale of the shares being sold by the Selling Stockholders.

The Common Stock of Globalstar is listed on the New York Stock Exchange American (“NYSE American”) under the symbol “GSAT.” The last reported sale price of our Common Stock on March 29, 2021 was $1.20 per share.
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Investing in our Common Stock involves risks. See the sections entitled “Risk Factors” on page S-6 of this prospectus supplement and on page 6 of the accompanying prospectus.
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The Selling Stockholders may offer the shares of our Common Stock from time to time in one or more transactions on the NYSE American, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Plan of Distribution.”

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

March 30, 2021

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Neither we nor the Selling Stockholders have authorized anyone to provide you with different information or to make any representations other than those contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus we have prepared. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which it is unlawful to make such offer or solicitation.

You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the Selling Stockholders have done anything that would permit this offering or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement and the accompanying prospectus outside of the United States.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus, dated March 2, 2020, are part of a registration statement on Form S-3, which we refer to as the Registration Statement, that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process, and that was declared effective on March 2, 2020. Under this “shelf” registration process, we or one or more Selling Stockholders may from time to time sell any combination of securities described in the accompanying prospectus in one or more offerings.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and also supplements, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to the securities offered hereby. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the Registration Statement of which this prospectus supplement and the accompanying prospectus are a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

Unless stated otherwise, references in this prospectus supplement and the accompanying prospectus to “Globalstar,” “we,” “us,” “our” or “the Company” refer to Globalstar, Inc., a Delaware corporation.

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

Be aware that any representations, warranties, covenants or similar provisions contained in agreements filed as an exhibit to documents incorporated by reference herein were made solely for the benefit of the parties to such agreements. In each case, these provisions were specifically negotiated between the parties and, in some cases, are intended chiefly to allocate risk. As such, you should in no case rely on any such provision in deciding whether to invest, as such provisions speak only as of the date given and do not necessarily reflect the current state of our business or financial condition.

The industry and market data contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are based either on our management’s own estimates or on independent industry publications, reports by market research firms or other published independent sources. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness, as industry and market data are subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. Accordingly, you should be aware that the industry and market data contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, and estimates and beliefs based on such data, may not be reliable. Unless otherwise indicated, all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus concerning our industry in general or any segment thereof, including information regarding our general expectations and market opportunity, is based on management’s estimates using internal data, data from industry related publications, consumer research and marketing studies and other externally obtained data.

You should read carefully any information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or any free writing prospectus we may provide to you in connection with this offering before deciding to invest. Neither we nor the Selling Stockholders are making any representation to you regarding the legality of an investment in the securities by you under applicable law. The Selling Stockholders are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. Persons outside the United States who come into possession of this prospectus supplement, the accompanying prospectus or any free writing prospectus we may provide must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.

Neither we nor the Selling Stockholders have authorized anyone to provide you with additional or different information. Neither we nor the Selling Stockholders are making an offer of the securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before investing in our Common Stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section in this prospectus supplement, the financial statements and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. This prospectus supplement, accompanying prospectus and the information incorporated by reference herein and therein contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors described under the “Risk Factors” section and elsewhere in this prospectus supplement. All references in this prospectus supplement to “$” are to U.S. dollars.

Our Business

Globalstar, Inc. (“we”, “us”, or the “Company”) provides Mobile Satellite Services (“MSS”) including voice and data communications services globally via satellite. We offer these services over our network of in-orbit satellites and our active ground stations (“gateways”), which we refer to collectively as the Globalstar System. In addition to supporting Internet of Things (“IoT”) data transmissions in a variety of applications, we provide reliable connectivity in areas not served or underserved by terrestrial wireless and wireline networks and in circumstances where terrestrial networks are not operational due to natural or man-made disasters. By providing wireless communications services across the globe, we meet our customers’ increasing desire for connectivity.

We currently provide the following communications services:

•two-way voice communication and data transmissions using mobile or fixed devices, including our GSP-1700 phone, two generations of our Sat-Fi® and other fixed and data-only devices (“Duplex”);
•one-way or two-way communication and data transmissions using mobile devices, including our SPOT family of products, such as SPOT X®, SPOT Gen4TM and SPOT Trace®, that transmit messages and the location of the device (“SPOT”);
•one-way data transmissions using a mobile or fixed device that transmits its location and other information to a central monitoring station, including our commercial IoT products, such as our battery- and solar-powered SmartOne, STX-3 and ST100 (“Commercial IoT”); and
•engineering services to assist certain customers in developing new applications to operate on our network, enhancements to our ground network and other communication services using our MSS and terrestrial spectrum licenses (“Engineering and Other”).

Our constellation of Low Earth Orbit (“LEO”) satellites includes second-generation satellites and certain first-generation satellites, which are currently being used as in-orbit spares. We also have one on-ground spare second-generation satellite that we may include in a future launch. We designed our satellite network to maximize the probability that at least one satellite is visible from any point on the Earth’s surface between the latitudes 70° north and 70° south. We designed our second-generation satellites to last twice as long in space, have 40% greater capacity and be built at a significantly lower cost compared to our first-generation satellites. We achieved this longer life by increasing the solar array and battery capacity, using a larger fuel tank, adding redundancy for key satellite equipment, and improving radiation specifications and additional lot level testing for all susceptible electronic components, in order to account for the accumulated dosage of radiation encountered during a 15-year mission at the operational altitude of the satellites. The second-generation satellites use passive S-band antennas on the body of the spacecraft providing additional shielding for the active amplifiers which are located inside the spacecraft, unlike the first-generation amplifiers that were located on the outside as part of the active antenna array. Each satellite has a high degree of on-board subsystem redundancy, an on-board fault detection system and isolation and recovery for safe and quick risk mitigation.

Our goal is to provide service levels and call or message success rates equal to or better than our MSS competitors, so our products and services are attractive to potential customers. We believe that our system outperforms geostationary (“GEO”) satellites used by some of our competitors. GEO satellite signals must travel approximately 42,000 additional miles on average, which introduces considerable delay and signal degradation to GEO calls.

Our ground network includes our ground equipment, which uses patented CDMA technology to permit communication to multiple satellites. Patented receivers in our handsets track the pilot channel and signaling channel as well as three additional communications channels simultaneously. Compared to other satellite and network architectures, we offer superior call clarity with virtually no discernible delay. Our system architecture provides full frequency re-use. This maximizes satellite diversity (which maximizes quality) and network capacity as we can reuse the assigned spectrum in every satellite beam in every satellite. In addition, we have developed a proprietary technology for our SPOT and Commercial IoT services. We designed our second-generation ground network to provide our customers with enhanced services featuring speeds up to 72 kbps as well as increased capacity, when combined with our next-generation products. The second-generation ground network is an Internet protocol multimedia subsystem ("IMS") based solution providing such industry standard services as voice, internet, email and short message services ("SMS").

Our satellites communicate with a network of gateways, each of which serves an area of approximately 700,000 to 1,000,000 square miles. A gateway must be within line-of-sight of a satellite and the satellite must be within line-of-sight of the subscriber to provide services. We have positioned our gateways to provide coverage over most of the Earth's land and human population and continue to evaluate and expand our gateway footprint to optimize coverage. We own and operate the majority of these gateways and the rest are owned by independent gateway operators ("IGOs").

Our SPOT product family has initiated approximately 7,500 rescues since its launch in 2007, averaging nearly two rescues per day. As we continue to innovate and grow the SPOT family of products, we are committed to providing affordable, life-saving products to an expanding target market of millions of people globally.

As technological advancements are made, we continue to explore opportunities to develop new products and provide new services over our network to meet the needs of our existing and prospective customers. We are currently pursuing initiatives that we expect to expand our satellite communications business by effectively leveraging our network capabilities and distribution relationships. Among our current initiatives is the development of a two-way reference design module to expand our Commercial IoT offerings.

We compete aggressively on price. We offer a range of price-competitive products to the industrial, governmental and consumer markets. We expect to retain our position as a cost-effective, high quality leader in the MSS industry. As of December 31, 2020, we had approximately 745,000 subscribers worldwide, representing mainly the following markets: recreation and personal; government; public safety and disaster relief; oil and gas; maritime and fishing; natural resources, mining and forestry; construction; utilities; and transportation. Our products and services are sold direct as well as through a robust network of independent agents, dealers and resellers, and independent gateway operators (“IGOs”). We also have distribution relationships with various “Big Box” and other distribution channels. No one customer was responsible for more than 10% of our revenue in 2020, 2019 or 2018.

Our revenue for the years ended December 31, 2020, 2019 and 2018 was $128.5 million, $131.7 million and $130.1 million, respectively. Our net income (loss) for the years ended December 31, 2020, 2019 and 2018 was net loss of $109.6 million, net income of $15.3 million and net loss of $6.5 million, respectively.

Our principal executive offices are located at 1351 Holiday Square Blvd., Covington, Louisiana 70433 and our telephone number at that address is (985) 335-1500.

The Offering

Selling Stockholders	EchoStar Corporation, EJS Investment Holdings, LLC, JAWS Capital, LP and Brent Perrott (for more information please see the section of this prospectus supplement entitled “Selling Stockholders”).
Common Stock Offered by Selling Stockholders	Up to 64,997,998 shares
Common Stock Outstanding after this Offering	1,741,675,090 shares
NYSE American Symbol	GSAT
Risk Factors
Investing in our Common Stock involves a high degree of risk. You should carefully consider the information set forth in the sections of this prospectus supplement and the accompanying prospectus entitled “Risk Factors” and the risk factors set forth under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, as well as the other information incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before deciding whether to invest in our Common Stock.

Use of Proceeds
The Selling Stockholders will receive all of the net proceeds from the sale of shares of our Common Stock offered by them pursuant to this prospectus supplement. We will not receive any proceeds from the sale of these shares of our Common Stock. For more information, see the section of this prospectus supplement and the accompanying prospectus entitled “Use of Proceeds”.

Plan of Distribution
The Selling Stockholders may sell or distribute the shares of our Common Stock offered by them pursuant to this prospectus supplement through underwriters, through agents, through dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. For more information, see the section of this prospectus supplement and the accompanying prospectus entitled “Plan of Distribution”.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before you make your investment decision, you should carefully consider and read carefully all of the following risks as well as the risks and uncertainties described in the section entitled “Risk Factors” beginning on page 6 of the accompanying prospectus, as well as other risks, uncertainties and information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the risks described below. In particular, we urge you to consider carefully the risks and uncertainties discussed in “Item 1A—Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2020, filed March 4, 2021, as such risk factors may be updated by our annual, quarterly and current reports that we may file with the SEC after the date of this prospectus supplement and that are incorporated by reference in this prospectus supplement and the accompanying prospectus. The occurrence of any of these risks may cause you to lose all or part of your investment in the offered securities. However, the selected risks described below and incorporate by reference herein are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or operating results. In such a case, the trading price of the Common Stock could decline and you may lose all or part of your investment in us.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein also contain forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement.

Risk Related to the Offering

None of the proceeds from the sale of our Common Stock in this offering will be available to fund our operations.

We will not receive any proceeds from the sale of our Common Stock in this offering. The Selling Stockholders will receive all proceeds from the sale of shares in this offering. Consequently, none of the proceeds from such sale will be available to fund our operations, capital expenditures or acquisition opportunities or any other purpose. See “Use of Proceeds” and “Selling Stockholders.”

The shares of Common Stock in this offering may be sold in “at-the-market” offerings, in over-the-counter transactions or in privately negotiated transactions, and, accordingly, investors in this offering who buy shares may pay different prices.

Investors who purchase shares in this offering may pay different prices, and so may experience different outcomes in their investment result. The Selling Stockholders have the discretion, subject to market demand, to vary the timing, prices and number of shares sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid. See “Selling Stockholders” and “Plan of Distribution.”

If securities analysts do not publish research or reports about our business or if they downgrade our company or our sector, the price of our Common Stock could decline.

The trading market for our Common Stock depends in part on the research and reports that industry or financial analysts publish about us, our business and our industry. We do not influence or control the reporting of these analysts. If one or more of the analysts who do cover us downgrade or provide a negative outlook on Globalstar or our industry, change their views regarding the stock of any of our competitors or other companies in our industry, or publish inaccurate or unfavorable research about our business, the price of our Common Stock could decline. If one or more of these analysts ceases coverage of Globalstar or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause the price of our Common Stock to decline.

Risks Related to Our Business

The effect of an epidemic or pandemic, including the current COVID-19 pandemic, could have an adverse impact on our operations and the operations of our customers and may have a material adverse impact on our financial condition and results of operations.

An epidemic or pandemic could significantly disrupt our operations, including, but not limited to, our workforce, supply chain, regulatory processes and market demand of our products. An epidemic or pandemic could also significantly impact our customers, including their demand for and ability to pay for our services and equipment.

In March 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic. International, federal, state and local governments have taken measures to combat this pandemic, including “stay at home” orders, social distancing and closures of non-essential businesses.

We are currently experiencing a reduction in sales of our subscriber equipment, which could result in fewer subscriber activations in future periods, and challenges in the collection of outstanding receivables from certain our customers, specifically those concentrated in the oil and gas and retail industries. These factors may negatively impact our results of operations and our ability to maintain compliance with our debt covenants.

We source our products from both domestic and foreign contract manufacturers, with the largest concentration in China. Policies were put in place in China to reduce the transmission of COVID-19, which may impact the availability of labor at our manufacturing facility as well as the interruption of components and products moving through our supply chain. If facilities close or produce low volume due to COVID-19, we may have difficulty sourcing products to sell in the future and may incur additional costs and lost revenue.

The extent to which COVID-19 could continue to impact our operations and financial condition will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the virus and the actions to contain its impact. We are not able at this time to estimate the full impact of COVID-19 on our financial or operational results, but the impact could be material. We continue to monitor our ability to remain in compliance with financial covenants over the next twelve months. If we are not able to maintain compliance, we may need to cure the noncompliance with one or more Equity Cure Contributions or seek a waiver of the affected covenants. There is no assurance that we will be able to do this successfully, and if we do not, our lenders would be able to exercise their remedies under the First Lien Facility Agreement, including accelerating maturity of all our obligations under the First Lien Facility Agreement.

Further, the COVID-19 pandemic may also affect our operating and financial results in a manner that is not presently known to us or that we currently do not expect to present significant risks to our operations or financial results.
The implementation of our business plan and our ability to generate income from operations assume we are able to maintain a healthy constellation and ground network capable of providing commercially acceptable levels of coverage and service quality, which are contingent on a number of factors.

Our products and services are subject to the risks inherent in relying on a large-scale, complex telecommunications system employing advanced technology. Any disruption to our satellites, services, information systems or telecommunications infrastructure could result in degrading or disrupting services to our customers for an indeterminate period of time.

Although we designed our second-generation satellites to provide commercial service over a 15-year life, we can provide no assurance as to whether any or all of them will continue in operation for their full 15-year design life. Satellites utilize highly complex technology and operate in the harsh environment of space and therefore are subject to significant operational risks while in orbit.

Our satellites may experience temporary outages or otherwise may not be fully functioning at any given time. There are some remote tools we use to remedy certain types of problems affecting the performance of our satellites, but the physical repair of satellites in space is not feasible. We do not insure our satellites against in-orbit failures after an initial period of six months, whether the failures are caused by internal or external factors. In-orbit failure may result from various causes, including component failure, solar array failures, telemetry transmitter failures, loss of power or fuel, inability to control positioning of the satellite, solar or other astronomical events, including solar radiation and flares, and collision with space debris or other satellites. These failures are commonly referred to as anomalies. Some of our satellites have had malfunctions and other anomalies in the past and may have anomalies in the future. Anomalies may occur, for reasons described above or arising from the failure of other systems or components, and intrasatellite redundancy may not be available upon the occurrence of such anomalies. There can be no assurance that, in these cases, it will be possible to restore normal operations. Where service cannot be restored, the failure could cause the satellite to have less capacity available for service, to suffer performance degradation or to cease operating prematurely, either in whole or in part. We cannot guarantee that we could successfully develop and implement a solution if one of these anomalies occurs.

Further, from time to time we move and relocate satellites within our constellation to improve coverage and service quality. Satellite repositioning may increase the risk of collision or damage to our satellites and may result in degraded service during the repositioning. Although we do not incur any direct cash costs related to the failure of a satellite, if a satellite fails, we record an impairment charge in our statement of operations to reduce the remaining net book value of that satellite, if any, to zero, and any such impairment charges could depress our net income (or increase our net loss) for the period in which the failure occurs. Additionally, human operators may execute improper implementation commands that may negatively impact a satellite’s performance.

In order to maintain commercially acceptable service long-term, we must obtain and launch additional satellites from time to time. We cannot provide any assurance that negotiations with satellite manufacturers will be successful or at commercially reasonable prices.

If we experience operational disruptions with respect to our gateways or operations center, we may not be able to provide service to our customers.

Our satellite network traffic is supported by our gateways distributed around the globe. We operate our satellite constellation from our Network Operations Control Centers at three locations (France, California and Louisiana) to provide geo-redundancy and ongoing coverage. Our gateway facilities are subject to the risk of significant malfunctions or catastrophic loss due to unanticipated events and would be difficult to replace or repair and could require substantial lead-time to do so. In North America, we have implemented contingency coverage which allows neighboring gateways to provide services in the event of a gateway failure. Material changes in the operation of these facilities may be subject to prior FCC approval, and the FCC might not give such approval or may subject the approval to other conditions that could be unfavorable to our business. Our gateways and operations centers may also experience service shutdowns or periods of reduced service in the future as a result of equipment failure, delays in deliveries or regulatory issues. Any such failure would impede our ability to provide service to our customers, which could have a material impact on our business.

The actual orbital lives of our satellites may be shorter than we anticipate, and we may be required to reduce available capacity on our satellite network prior to the end of their orbital lives.

We anticipate that our second-generation satellites will have 15 year orbital lives. A number of factors will affect the actual commercial service lives of each satellite, including:

•the amount of propellant used in maintaining the satellite’s orbital location or relocating the satellite to a new orbital location (and, for a newly-launched satellite, the amount of propellant used during orbit raising following launch);
•the durability and quality of its construction;
•the performance of its components;
•hazards and conditions in space such as solar flares and space debris;
•operational considerations, including operational failures and other anomalies; and
•changes in technology which may make all or a portion of our satellite fleet obsolete.

It is possible that the actual orbital lives of one or more of our existing satellites may be shorter than originally anticipated. Further, it is possible that the total available payload capacity of a satellite may need to be reduced prior to the satellite reaching its end-of-orbital life. We periodically review the expected orbital life of each of our satellites using current engineering data. A reduction in the orbital life of any of our satellites could result in a reduction of revenue, the recognition of an impairment loss and an acceleration of capital expenditures. The potential impact on our revenue from a reduction in the orbital life of one or more satellites may vary depending on the satellite’s orbital location as well as the type of device and service a customer is using.

The implementation of our business plan depends on increased demand for wireless communications services via satellite (including IoT applications) and via terrestrial mobile broadband networks, both for our existing services and products and for new services and products. If demand does not increase, our revenues and profitability may not increase as we expect.

Demand for wireless communication services may not grow, or may decrease, either generally or in particular geographic markets, for particular types of services or during particular time periods. A lack of demand could impair our ability to sell our services and develop and successfully market new services, could exert downward pressure on prices, or both. This, in turn, could decrease our revenue and profitability and adversely affect our ability to increase our revenue and profitability over time.

We plan to introduce new products and services that work over our network as well as terrestrial mobile broadband services. However, we cannot predict with certainty the potential longer-term demand for these products and services or the extent to which we will be able to meet demand. Our business plan assumes we will grow our subscriber base. If we are not able to do so, it may adversely impact our business prospects.

The success of our business plan will depend on a number of factors, including but not limited to:

•our ability to maintain the health, capacity and control of our satellites;
•our ability to maintain the health of our ground network;
•our ability to influence the level of market acceptance and demand for our products and services;
•our ability to introduce new products and services that meet this market demand;

•our ability to retain current customers and obtain new customers;
•our ability to obtain additional business using our existing and future spectrum authority both in the United States and internationally;
•our ability to control the costs of developing an integrated network providing related products and services, as well as our future terrestrial mobile broadband services;
•our ability to market successfully our products and services;
•our ability to develop and deploy innovative network management techniques to permit mobile devices to transition between satellite and terrestrial modes;
•the cost and availability of user equipment that operates on our network;
•the effectiveness of our competitors in developing and offering similar products and services;
•our ability to successfully predict market trends;
•our ability to hire and retain qualified executives, managers and employees;
•our ability to provide attractive service offerings at competitive prices to our target markets; and
•our ability to raise additional capital on acceptable terms when required.

Rapid and significant technological changes in the satellite communications industry may impair our competitive position and require us to make significant capital expenditures, which may require additional capital that has not been arranged.

The space and communications industries are subject to rapid advances and innovations in technology. New technology could render our system obsolete or less competitive by satisfying consumer demand in more attractive ways or through the introduction of incompatible standards. Particular technological developments that could adversely affect us include the deployment by our competitors of new satellites with greater power, flexibility, efficiency or capabilities, as well as continuing improvements in terrestrial wireless technologies. We must continue to keep up with technological changes and remain competitive. Customer acceptance of the services and products that we offer will continually be affected by the technology in our product and service offerings relative to competitive offerings. New technologies may be protected by patents and therefore may not be available to us. We expect to face competition from companies using new technologies and new satellite systems.

The hardware and software we utilize in operating our first-generation gateways were designed and manufactured over 20 years ago and portions have deteriorated. This original equipment may become less reliable as it ages and will be more difficult and expensive to service. It may be difficult or impossible to obtain all necessary replacement parts for the hardware before the new equipment and software is fully deployed. Some of the hardware and software we use in operating our gateways are significantly customized and tailored to meet our requirements and specifications and could be difficult and expensive to service, upgrade or replace. Although we maintain inventories of some spare parts, it nonetheless may be difficult, expensive or impossible to obtain replacement parts for our hardware due to a limited number of parts being manufactured to our requirements and specifications. In addition, our business plan contemplates updating or replacing some of the hardware and software in our network as technology advances, but the complexity of our requirements and specifications may present us with technical and operational challenges that complicate or otherwise make it expensive or infeasible to carry out such upgrades and replacements. If we are not able to suitably service, upgrade or replace our equipment, it could harm our ability to provide our services and generate revenue.

Our business is capital intensive. We may not be able to raise adequate capital to finance our business strategies, or we may be able to do so only on terms that significantly restrict our ability to operate our business.

Implementation of our longer-term business strategy requires a substantial outlay of capital. As we pursue business strategies and seek to respond to developments in our business and opportunities and trends in our industry, our actual capital expenditures may differ from our expected capital expenditures. There can be no assurance that we will be able to satisfy our capital requirements in the future. In addition, if one of our satellites failed unexpectedly, there can be no assurance of insurance recovery for our losses or the timing thereof, and we may need to obtain additional financing to replace the satellite. If we determine that we need to obtain additional funds through external financing and are unable to do so, we may be prevented from fully implementing our business strategy.

If we do not develop, acquire and maintain proprietary information and intellectual property rights, it could limit the growth of our business and reduce our market share.

Our business depends on technical knowledge, and we base our business plan in part on our ability to keep up with new technological developments and incorporate them in our products and services. We own or have the right to use our patents, work products, inventions, designs, software, systems and similar know-how. Our proprietary information may be disclosed to others, or others may independently develop similar information, systems and know-how. Protection of our information, systems and know-how may result in litigation, the cost of which could be substantial. Third parties may assert claims that our products or services infringe on their proprietary rights. Any such claims, if made, may prevent or limit our sales of products or services or increase our costs.

We license much of the software we require to support critical gateway operations from third parties. This software was developed or customized specifically for our use. We license technical information for the design, manufacture and sale of our products. This intellectual property is essential to our ability to continue to operate our constellation and sell our products and services. We license software to support customer service functions, such as billing, from third parties that developed or customized it specifically for our use. If the third-party licensors cease to support and service our software, or our licenses are no longer available on commercially reasonable terms, it might be difficult, expensive or impossible for us to obtain such services from alternative vendors. Replacing such software could be difficult, time consuming and expensive. This might require us to obtain substitute technology with lower quality or performance standards or at a greater cost.

Others may claim that our products violate their patent or intellectual property rights, which could be costly and disruptive to us.

We operate in an industry fraught with significant intellectual property litigation. Intellectual property infringement claims or litigation may be brought against us. Defending intellectual property suits is both costly and time-consuming and, even if ultimately successful, may divert management’s attention from other business concerns. An adverse determination in litigation to which we may become a party could, among other things:

•subject us to significant liabilities to third parties, including treble damages;
•require disputed rights to be licensed from a third party for royalties that may be substantial;
•require us to cease using technology that is important to our business; or
•prohibit us from selling some or all of our products or offering some or all of our services.

Lack of availability of components from the electronics industry, required in our retail products, gateways and satellites could delay or adversely impact our operations.

We rely upon the availability of components, materials and component parts from the electronics industry. The electronics industry is subject to occasional shortages in parts availability depending on fluctuations in supply and demand. Industry shortages may result in delayed shipments of materials or increased prices, or both. As a consequence, elements of our operation which use electronic parts, such as our retail products, gateways and satellites, could be subject to disruptions, cost increases or both.

We face special risks by doing business in international markets and developing markets, including currency and expropriation risks, which could increase our costs or reduce our revenues in these areas.

Although our most economically important geographic markets currently are the United States and Canada, we have substantial markets for our mobile satellite services in, and our business plan includes, developing countries or regions that are underserved by existing telecommunications systems, such as rural Brazil, Central America, Argentina and Africa. Developing countries are more likely than industrialized countries to experience market, currency and interest rate fluctuations and high inflation. In addition, these countries present risks relating to government policy, price, wage and exchange controls, social instability, expropriation and other adverse economic, political and diplomatic conditions.

Conducting operations outside the United States involves numerous special risks and expanding our international operations would increase these risks. These risks include, but are not limited to:

•difficulties in penetrating new markets due to established and entrenched competitors;
•difficulties in developing products and services that are tailored to the needs of local customers;
•lack of local acceptance or knowledge of our products and services;
•unavailability of or difficulties in establishing relationships with distributors;
•significant investments, including the development and deployment of gateways in countries that require them to connect the traffic coming to and from their territory;
•instability of international economies and governments;
•changes in laws and policies affecting trade and investment in other jurisdictions;

•noncompliance with the Foreign Corrupt Practices Act (“FCPA”), UK Bribery Act, sanctions laws and export controls;
•exposure to varying legal standards in other jurisdictions, including intellectual property protection and other similar laws and regulations;
•difficulties in obtaining required regulatory authorizations;
•difficulties in enforcing legal rights in other jurisdictions;
•variations in local domestic ownership requirements;
•requirements that operational activities be performed in-country;
•changing and conflicting national and local regulatory requirements; and
•uncertainty in foreign currency exchange rates and exchange controls.

These risks could affect our ability to compete successfully and expand internationally. To the extent that the prices for our products and services are denominated in U.S. dollars, any appreciation of the U.S. dollar against other currencies will increase the cost of our products and services to our international customers and, as a result, may reduce the competitiveness of our international offerings and make it more difficult for us to grow internationally. Limited availability of U.S. currency in some local markets or governmental controls on the export of currency may prevent our customers from making payments in U.S. dollars or delay the availability of payment due to foreign bank currency processing and controls.

Our operations involve transactions in a variety of currencies. Sales denominated in foreign currencies involve primarily the Canadian dollar, the euro and the Brazilian real. Accordingly, our operating results may be significantly affected by fluctuations in the exchange rates for these currencies. Approximately 28% and 31% of our total revenue was to customers primarily located in Canada, Europe, Central America, and South America during 2020 and 2019, respectively. Our results of operations for 2020 and 2019 included net losses of approximately $0.7 million and net gains of $0.1 million, respectively, on foreign currency transactions. We may be unable to offset unfavorable currency movements as they adversely affect our revenue and expenses. Our inability to do so could have a substantial negative impact on our operating results and cash flows.

Our global operations expose us to trade and economic sanctions, other restrictions, liabilities and exposure to penalties imposed by the United States, the European Union and other governments and organizations.

The U.S. Departments of Justice, Commerce, State and Treasury and other federal agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of economic sanctions laws, export control laws, FCPA and other federal statutes and regulations, including those established by the Office of Foreign Assets Control (“OFAC”). Under these laws and regulations, as well as other anti-corruption laws, anti-money-laundering laws, export control laws, customs laws, sanctions laws and other laws governing our operations, various government agencies require export licenses. They may seek to impose modifications to business practices, including cessation of business activities in sanctioned countries or with sanctioned persons or entities and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions. A violation of these laws or regulations could adversely impact our business, results of operations and financial condition.

Although we have implemented policies and procedures in these areas, we cannot assure you that our policies and procedures are sufficient or that directors, officers, employees, representatives, distributors, consultants, IGOs, dealers and resellers, joint venture partners, independent agents, vendors, customers or subscribers have not engaged and will not engage in conduct for which we may be held responsible. We cannot assure you that our business partners have not engaged and will not engage in conduct that could materially affect their ability to perform their contractual obligations to us or result in us being held liable for such conduct. Violations of the FCPA, OFAC restrictions or other export control, anti-corruption, anti-money-laundering and anti-terrorism laws or regulations may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could have a material adverse effect on our business, financial condition, cash flows and results of operations.

The United Kingdom and European Union are important markets to our business. The uncertainty surrounding the United Kingdom’s decision to leave the European Union could adversely impact our business, results of operations and financial condition.

We sell our products and services in the United Kingdom (the “UK”) and throughout Europe. In particular, the UK is the largest market in Europe for our SPOT product family. On June 23, 2016, the UK voted in an advisory referendum for the UK to leave the European Union (the “EU”) and, subsequently, on March 29, 2017, the UK government began the formal process of leaving the EU (“Brexit”). The UK withdrew from the EU on January 31, 2020. Effective January 1, 2021, the EU and UK entered into the Trade and Cooperation Agreement regarding trade policies and other political and strategic issues.

The future consequences of Brexit are unknown at this time, but Brexit has created legal, regulatory, and currency risk that may have a materially adverse impact on our business. Furthermore, this uncertainty could negatively impact the economies of other countries in which we operate.

We face intense competition in all of our markets, which could result in a loss of customers, lower revenues and difficulty entering new markets.

Satellite-based Competitors

There are currently at least four other MSS operators providing services similar to ours on a global or regional basis: Iridium, Thuraya, Inmarsat and ORBCOMM Inc. The provision of satellite-based products and services is subject to downward price pressure when the capacity exceeds demand or as new competitors enter the marketplace with competitive pricing strategies. We also face competition with respect to network coverage and market share in specialized industries, such as maritime and governmental.

Other providers of satellite-based products could introduce their own products similar to our SPOT, Commercial IoT or Duplex products, which may materially adversely affect our business plan and sales volume. In addition, we may face competition from new competitors or new technologies. Many companies target the same customers, and we may not be able to successfully retain our existing customers or attract new customers. As a result, we may not grow our customer base and revenue.

Terrestrial Competitors

In addition to our satellite-based competitors, terrestrial wireless voice and data service providers are continuing to expand into rural and remote areas, particularly in less developed countries. They provide the same general types of services and products that we provide through our satellite-based system. Many of these companies have greater resources, more name recognition and newer technologies than we do. Industry consolidation could adversely affect us by increasing the scale or scope of our competitors and thereby making it more difficult for us to compete. We could lose market share and revenue as a result of increasing competition from land-based communication service providers.

Although satellite communications services and ground-based communications services are not identical, the two compete in similar markets with similar services. Consumers may perceive cellular voice communication products and services as cheaper and more convenient than satellite-based products and services.

Terrestrial Broadband Network Competitors

We also expect to compete with a number of other satellite companies that plan to develop terrestrial networks that utilize their MSS spectrum. DISH Network received FCC approval to offer terrestrial wireless services over the MSS spectrum that previously belonged to TerreStar and ICO Global. Further, Ligado Networks (formerly LightSquared) also received FCC approval to build out a wireless network utilizing its MSS spectrum. Any of these competitors could deploy terrestrial mobile broadband networks before we do, could combine with existing terrestrial networks that provide them with greater financial or operational flexibility than we have or could offer wireless services, including mobile broadband services, that customers prefer over ours.

We have a significant amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, including our ability to incur additional indebtedness.

As of December 31, 2020, our current sources of liquidity include cash on hand ($13.3 million), restricted cash ($3.6 million) and future cash flows from operations. We also have non-current restricted cash ($51.1 million), which consists primarily of a debt service reserve account, which is pledged to secure all of our obligations under the First Lien Facility Agreement. This account will be used towards the final scheduled principal payment due upon maturity. Our operating expenses for the twelve-month period ended December 31, 2020 were $187.7 million. Our short-term and long-term liquidity requirements include primarily paying our debt service obligations and funding our operating costs. We cannot provide assurance that we will not experience a liquidity shortfall in the short or long-term.

As of December 31, 2020, the principal balance of our debt obligations was $423.9 million, consisting of $187.0 million under the First Lien Facility Agreement, $230.6 million under the Second Lien Facility Agreement, $1.4 million under the 8.00% Convertible Senior Notes Issued in 2013 (the “2013 8.00% Notes”) and $5.0 million under the PPP Loan. Our significant indebtedness could have several consequences. It could increase our vulnerability to adverse economic, industry or competitive developments by dictating that a substantial portion of cash flow from operations be dedicated to the payment of principal and interest on our indebtedness and therefore reducing our ability to use our cash flow to fund our operations, capital expenditures, return of capital to shareholders, and future business opportunities. Our indebtedness could restrict us from making strategic acquisitions by limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate purposes. Our indebtedness could restrict us from paying dividends to our shareholders. It could limit our flexibility in planning for, or reacting to, changes in our business or industry, placing us at a competitive disadvantage compared to competitors who are not as highly leveraged as us and who, therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting. Additionally, even though our current debt agreements place limits on our ability to incur additional debt, in the future we may incur additional debt which could further exacerbate these risks.

Restrictive covenants in our debt agreements may limit our operating and financial flexibility and our inability to comply with these covenants could have significant implications.

Our First Lien Facility Agreement and Second Lien Facility Agreement contain a number of significant restrictions and covenants. Complying with these restrictive covenants, including financial and non-financial covenants in our First Lien Facility Agreement and Second Lien Facility Agreement, as well as those that may be contained in any agreements governing future indebtedness, may impair our ability to finance our operations or capital needs or to take advantage of favorable business opportunities. Our facility agreements include a limitation on expenditures in connection with spectrum rights, which may prohibit us from making certain expenditures that we consider accretive to our business and would otherwise make. Our ability to comply with these covenants will depend on our future performance, which may be affected by events beyond our control. Our failure to comply with these covenants would be an event of default. An event of default under the First Lien Facility Agreement or Second Lien Facility Agreement would permit the lenders to accelerate the indebtedness under these agreements. That acceleration would permit holders of our obligations under other agreements that contain cross-acceleration provisions to accelerate our obligations to them.

Our networks and those of our third-party service providers and customers may be vulnerable to unauthorized or unlawful access. Our use of personal information could give rise to costs and liabilities arising from developing data privacy laws.

Our network and those of our third-party service providers and our customers may be vulnerable to unauthorized access, attacks, malware, data breaches and other security problems. Persons who circumvent security measures could wrongfully obtain or use information from such networks or cause interruptions, delays or malfunctions in our operations. A data breach or network disruption could harm our reputation, cause demand for our products and services to fall or compromise our ability to pursue our business plans. A number of significant, widespread security breaches compromised companies and governmental agencies. In some cases, these breaches originated from outside the United States. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. In addition, our customer contracts may not adequately protect us against liability to third parties with whom our customers conduct business.

We collect and store data, including our customers’ personal information. In jurisdictions around the world, personal information is increasingly becoming the subject of extensive legislation and regulations to protect consumers’ privacy and security, including the EU’s General Data Protection Regulation that became effective in 2018. The interpretation of privacy and data protection laws and regulations regarding the collection, storage, transmission, use and disclosure of such information in some jurisdictions is unclear and ever evolving. These laws may be interpreted and applied differently from country to country and in a manner that is not consistent with our current data protection practices. Complying with these varying international requirements could cause us to incur additional costs or change our business practices. Our services are accessible in many foreign jurisdictions, and some of these jurisdictions may claim that we are required to comply with their laws, even where we have no local entity, employees or infrastructure. We could be forced to incur significant expenses if we were required to modify our products, services or existing security and privacy procedures in order to comply with new or expanded regulations across numerous jurisdictions. In addition, we could face liability to end users alleging that their personal information is not collected, stored, transmitted, used or disclosed appropriately or in accordance with our privacy policies or applicable laws, including claims and litigation resulting from such allegations. Any failure on our part to protect information pursuant to applicable regulations could result in a loss of user confidence, reputation and customers, which could materially impact our results of operations and cash flows.

Due to fluctuations in the insurance market, we may be unable to obtain and maintain our insurance coverages, and the insurance we obtain may not cover all risks we undertake. As a result, we may incur material uninsured or under-insured losses.

The price, terms and availability of insurance have fluctuated significantly since we began offering commercial satellite services. The cost of obtaining insurance can vary as a result of either satellite failures or general conditions in the insurance industry. Rising premiums on insurance policies could increase our costs. In addition to higher premiums, insurance policies may provide for higher deductibles, shorter coverage periods and additional policy exclusions. Our insurance could become more expensive and difficult to maintain and may not be available in the future on commercially reasonable terms, if at all. Our failure to maintain sufficient insurance could also create an event of default under our debt agreements. Our insurance may not adequately cover losses incurred arising from claims brought against us or otherwise, which could be material.

Product Liability Insurance and Product Replacement or Recall Costs

We are subject to product liability and product recall claims if any of our products and services are alleged to have caused injury to persons or damage to property. If any of our products prove to be defective, we may need to recall and redesign them. In addition, any claim or product recall that results in significant adverse publicity may negatively affect our business, financial condition or results of operations. We do not maintain any product recall insurance, so any product recall we are required to initiate could have a significant impact on our financial position, results of operations or cash flows. We investigate potential quality issues as part of our ongoing effort to deliver quality products to our customers.

Because consumers may use SPOT products and services in isolated or dangerous locations, users of our devices who suffer injury or death may seek to assert claims against us alleging failure of the device to facilitate timely emergency response. We cannot assure investors that any legal disclaimers will be effective or insurance coverage will be sufficient to protect us from material losses.

General Liability Insurance In-Orbit Exposures

Our liability policy, covers amounts up to €70 million per occurrence (with a €70 million annual limit) that we and other specified parties may become liable to pay for bodily injury and property damages to third parties related to processing, maintaining and operating our satellite constellation. Our current policy has a one-year term, which expires in October 2021. Our current in-orbit liability insurance policy contains, and we expect any future policies would likewise contain, specified exclusions and material change limitations customary in the industry. These exclusions may relate to, among other things, losses resulting from in-orbit collisions, acts of war, insurrection, terrorism or military action, government confiscation, strikes, riots, civil commotions, labor disturbances, sabotage, unauthorized use of the satellites and nuclear or radioactive contamination, as well as claims directly or indirectly occasioned as a result of noise, pollution, electrical and electromagnetic interference or interference with the use of property.

Our in-orbit insurance does not cover losses that might arise as a result of a satellite failure, other operational problems affecting our constellation, or damage resulting from de-orbiting a satellite. As a result, a failure of one or more of our satellites or the occurrence of equipment failures, collision damage, or other related problems that may result during the de-orbiting process could constitute an uninsured loss and could materially harm our financial condition.

Our satellites may collide with space debris which could adversely affect the performance of our constellation.

Our ability to maneuver our satellites to avoid potential collisions with space debris is limited by, among other factors, uncertainties and inaccuracies in the projected orbit location of, and predicted conjunctions with, debris objects tracked and cataloged by the U.S. government. Some space debris is too small to be tracked, and therefore its orbital location is completely unknown. Debris that cannot be tracked is still large enough to potentially cause severe damage to or failure of one of our satellites should a collision occur. If our constellation experiences satellite collisions with space debris, our service could be impaired. Any such collision could potentially expose us to significant losses.

We operate in many tax jurisdictions, and changes in tax rates or adverse results of tax examinations could materially increase our costs.

We operate in various U.S. and foreign tax jurisdictions. The process of determining our anticipated tax liabilities involves many calculations and estimates which are inherently complex. Our tax obligations are subject to review and possible challenge by the taxing authorities of these jurisdictions, such as the ongoing income tax return audit being conducted by the Canada Revenue Agency of our Canadian subsidiary. If taxing authorities were to successfully challenge our current tax positions, or if we changed the manner in which we conduct certain activities, we could become subject to material, unanticipated tax liabilities. We may also become subject to additional tax liabilities as a result of changes to tax laws in any of our applicable tax jurisdictions, which in certain circumstances could have a retroactive effect.

We are exposed to trade credit risk in the ordinary course of our business activities.

We are exposed to risk of loss in the event of nonperformance by our customers of their obligations to us. Some of our customers may be highly leveraged or subject to their own operating and regulatory risks. Many of our customers finance their activities through cash flow from operations, the incurrence of debt or the issuance of equity. From time to time, credit is less available and available on more restrictive terms. The combination of reduction of cash flow resulting from declines in commodity prices and the lack of availability of debt or equity financing may result in a significant reduction in our customers’ liquidity and ability to make payments or perform on their obligations to us. Even if our credit review and analysis mechanisms work properly, we may experience financial losses in our dealings with other parties. Any increase in the nonpayment or nonperformance by our customers could reduce our cash flows.

To illustrate, our Commercial IoT business is heavily concentrated in the oil and gas industry and was negatively impacted by the downturn in this industry in recent years, most specifically resulting from the COVID-19 pandemic. As an example, our largest customer for the last three years is a reseller to oil and gas companies. A high-volume customer not performing its trade obligations to us could adversely affect our cash flow and financial condition. Concentrations of customers in certain industries may further increase trade credit risk to our business if certain experience a similar economic downturn.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Our obligations under our First Lien Facility Agreement bear interest at a variable rate. As a result, an increase in interest rates could result in a substantial increase in interest expense.

Additionally, in July 2017, the Financial Conduct Authority in the United Kingdom (“FCA”) announced that the Libor rate would be phased out and financial institutions would no longer need to make Libor submissions after 2021. Our First Lien Facility Agreement provides for a fallback rate in the event Libor is unable to be determined. At this time, we cannot provide assurance of the impact this Libor phase out will have on our financial statements and internal processes.

A natural disaster could diminish our ability to provide communications service.

Natural disasters could damage or destroy our ground stations and disrupt service to our customers. In addition, the collateral effects of disasters such as flooding may impair, damage or destroy our ground equipment. If a natural disaster were to impair, damage or destroy any of our ground facilities, we may be rendered unable to provide service to our customers in the affected area, either temporarily or indefinitely. Even if our gateways are not affected by natural disasters, our service could be disrupted if a natural disaster damages the public switch telephone network, terrestrial wireless networks or our ability to connect to the public switch telephone network or terrestrial wireless networks. Additionally, there are inherent dangers and risk associated with our satellite operations, including the risk of increased radiation. Any such failures or service disruptions could harm our business and results of operations.

We have been in the past from time to time, and may be in the future, subject to litigation and investigations that could have a substantial, adverse impact on our business.

From time to time we are subject to litigation, including claims related to our business activities. We have also been in the past, and may be in the future, subject to investigations by regulators and governmental agencies, including the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security and the United States Immigration and Customs Enforcement. Irrespective of their merits, litigation and investigations may be both lengthy and disruptive to our operations and could cause significant expenditure and diversion of management attention. In our opinion there is no pending litigation, investigation, dispute or claim that could have a material adverse effect on our financial condition, results of operations or liquidity. However, we may be wrong in this assessment. Additionally, in the future we may become subject to additional litigation that could have a material adverse effect on our financial position and operating results, on the trading price of our securities and on our ability to access capital markets.

Wireless devices’ radio frequency emissions are the subject of regulation and litigation concerning their environmental effects, which includes alleged health and safety risks. As a result, we may be subject to new regulations, demand for our services may decrease, and we could face liability based on alleged health risks.

There has been adverse publicity concerning alleged health risks associated with radio frequency transmissions from portable hand-held telephones and other telecommunications devices that have transmitting antennas. Lawsuits have been filed against participants in the wireless communications industry alleging a number of adverse health consequences, including cancer, as a result of wireless phone usage. Other claims allege consumer harm from failures to disclose information about radio frequency emissions or aspects of the regulatory regimes governing those emissions. Although we have not been party to any such lawsuits, we may be exposed to such litigation in the future. Courts or governmental agencies could determine that we do not comply with applicable standards for radio frequency emissions and power or that there is valid scientific evidence that use of our devices poses a health risk. Any such finding could reduce our revenue and profitability and expose us and other communications service providers or device sellers to litigation, which, even if frivolous or unsuccessful, could be costly to defend.

Furthermore, any actual or perceived risk from radio frequency emissions could reduce the number of our subscribers and demand for our products and services.

Risks Related to Government Regulations

Our business is subject to extensive government regulation that will impact our future success.

Our MSS system is subject to significant regulation by the FCC in the United States, by the ARCEP and ANFR in France and in other foreign jurisdictions where we do business by similar authorities. Additionally, the availability of globally harmonized spectrum on which our MSS system depends is managed by the ITU. The rules and regulations of these regulatory authorities are subject to change and may not continue to permit our operations as currently conducted or as we plan to conduct them. Further, certain regulatory authorities may decide to allow additional uses within our ITU-allocation of spectrum that may be incompatible with our continued provision of MSS.

Failure to operate our satellites, ground stations, mobile earth terminals or other facilities as required by our licenses and applicable government regulations could result in the imposition of government sanctions against us, up to and including cancellation of our licenses.

Our system requires regulatory authorization in each of the jurisdictions in which we or the IGOs provide service. We and the IGOs may not be able to obtain or retain all regulatory approvals needed for operations. Regulatory changes, such as those resulting from judicial decisions or adoption of treaties, legislation or regulation in countries where we operate or intend to operate, may also significantly affect our business.

Our operations are subject to certain regulations of the United States State Department’s Directorate of Defense Trade Controls (the export of satellites and related technical data), United States Treasury Department’s Office of Foreign Assets Control (financial transactions and transactions with sanctioned persons or countries) and the United States Commerce Department’s Bureau of Industry and Security (export of satellites and related technical data, our gateways and phones) and as well as other similar foreign regulations. These U.S. and foreign obligations and regulations may limit or delay our ability to offer products and services in a particular country. We may be required to provide U.S. and some foreign government law enforcement and security agencies with call interception services and related government assistance, in respect of which we face legal obligations and restrictions in various jurisdictions. These regulations may limit or delay our ability to operate in a particular country or engage in transactions with certain parties and may impose significant compliance costs. As new laws and regulations are issued, we may be required to modify our business plans or operations. If we fail to comply with these regulations in any country, we could be subject to sanctions that could affect, materially and adversely, our ability to operate in that country. Failure to obtain the authorizations necessary to use our assigned radio frequency spectrum and to distribute our products in certain countries could have a material adverse effect on our ability to generate revenue and on our overall competitive position.

Spectrum values historically have been volatile, and may again be volatile in the future, which could cause the value of our business to fluctuate.

Our business plan includes forming strategic partnerships to maximize the use and value of our spectrum, network assets and combined service offerings in the United States and internationally. Value that we may be able to realize from these partnerships will depend in part on the value ascribed to our spectrum. Historically, valuations of spectrum in other frequency bands have been volatile, and we cannot predict the future value that we may be able to realize for our spectrum and other assets. In addition, to the extent that the FCC makes additional spectrum available or promotes the more flexible use or greater availability (e.g., via spectrum leasing or new spectrum sales) of existing satellite or terrestrial spectrum allocations, the availability of such additional spectrum could reduce the value that we are able to realize for our spectrum.

Our business plan to use our licensed MSS spectrum to provide terrestrial wireless services depends upon action by third parties, which we cannot control.

Our business plan includes utilizing our licensed MSS spectrum to provide terrestrial wireless services, including mobile broadband applications, around the world. Our MSS licenses, including our terrestrial authority, are valid through various specified terms, which we will seek to renew. In addition, we will need to comply with certain conditions in order to provide terrestrial broadband service under our MSS licenses, including obtaining FCC certifications for our equipment that will utilize this spectrum authority. We are seeking similar approvals in various foreign jurisdictions, including applying for licenses and commencing due diligence efforts. We cannot guarantee that such efforts will be successful.

We have entered into agreements with multiple third parties to develop an ecosystem of radios and devices using our terrestrially authorized spectrum. These third parties intend to use our terrestrially authorized spectrum to offer wireless services to their respective customers. Our anticipated future revenues and profitability is dependent upon the commercial success of their offerings.

Other future regulatory decisions could reduce our existing spectrum allocation or impose additional spectrum sharing agreements on us, which could adversely affect our services and operations.

Under the FCC’s plan for MSS in our frequency bands, we must share frequencies in the United States with other licensed MSS operators. To date, there are no other authorized CDMA-based MSS operators and no pending applications for authorization. However, the FCC or other regulatory authorities may require us to share spectrum with other systems that are not currently licensed by the United States or any other jurisdiction.

We registered our second-generation constellation with the ITU through France rather than the United States. The French radio frequency spectrum regulatory agency, ANFR, submitted the technical papers filing to the ITU on our behalf in July 2009. As with the first-generation constellation, the ITU requires us to coordinate our spectrum assignments with other administrators and operators that use any portion of our spectrum frequency bands. We are actively engaged in but cannot predict how long the coordination process will take; however, we are able to use the frequencies during the coordination process in accordance with our national licenses.

The FCC and other regulatory jurisdictions internationally are permitting expanded unlicensed use of the 5 GHz band including within our C-band Forward Link (earth station to satellite), which operates at 5091-5250 Mhz which may have a significant adverse impact on our ability to provide mobile satellite services.

If the FCC revokes, modifies or fails to renew or amend our licenses, our ability to operate may be curtailed.

We hold FCC licenses for the operation of our satellites, our U.S. gateways and other ground facilities and our mobile earth terminals that are subject to revocation if we fail to satisfy specified conditions or meet prescribed milestones. The FCC licenses are also subject to renewal and modification by the FCC. There can be no assurance that the FCC will renew the FCC licenses we hold. If the FCC revokes, modifies or fails to renew or amend any FCC licenses we hold, or if we fail to satisfy any of the conditions of our respective FCC licenses, then we may not be able to continue to provide mobile satellite communications services, which would have a material adverse effect on or business and operations.

If our French regulator, or any other regulator, revokes, modifies or fails to renew or amend our licenses, our ability to operate may be curtailed.

We hold licenses issued by, and subject to the continued regulatory jurisdiction of, the French Ministry in charge of Space and the ARCEP, the French independent administrative authority of post and electronic communications regulations, for the operation of our second-generation satellites. These licenses are subject to revocation if we fail to satisfy specified conditions or meet prescribed milestones. These licenses are also subject to modification by the French regulators. There can be no assurance that the French regulators will renew the licenses we hold. If MESR, ARCEP or other French regulators revoke, modify or fail to renew or amend the licenses we hold or if we fail to satisfy any of the conditions of our respective French licenses, then we may not be able to continue to provide mobile satellite communications services, which would have a material adverse effect on our business and operations.

Furthermore, if we operate in any country without a valid license, we could face regulatory fines and criminal sanctions. We hold certain licenses in each country where our ground infrastructure is located. If we fail to maintain such licenses within any particular country, we may not be able to continue to operate the ground infrastructure located within that country, which could prevent us from continuing to provide mobile satellite communications services within that region.

Changes in international trade regulations and other risks associated with foreign trade could adversely affect our sourcing from foreign manufacturers.

We source our products from both domestic and foreign contract manufacturers, the largest concentration of which being in China. The adoption of regulations related to the importation of products, including quotas, duties, taxes and other charges or restrictions on imported goods, and changes in U.S. customs procedures could result in an increase in the cost of our products. Recently, the U.S. imposed increased tariffs on certain imports from China, including several of our products, resulting in lower gross margin on impacted products. The current tariffs could increase or expand to additional categories of products not currently covered. We cannot predict how any future tariffs or other trade restrictions will impact our business, but further trade restrictions on our products may result in further reductions to gross margin.

Additionally, delays in goods clearing customs or the disruption of international transportation lines used by us could result in our inability to deliver goods to customers in a timely manner or the loss of sales altogether. Current or future social and environmental regulations or critical issues, such as those relating to the sourcing of conflict minerals from the Democratic Republic of the Congo or the need to eliminate environmentally sensitive materials from our products, could restrict the supply of components and materials used in production and increase our costs. Any delay or interruption to our manufacturing process or in shipping our products could result in lost revenue, which would adversely affect our business, financial condition or results of operations.

Risks Related to Our Common Stock

Our Common Stock is traded on the NYSE American but could be delisted in the future, which may impair our ability to raise capital.

Our Common Stock is listed on the NYSE American under the symbol “GSAT.” Broker-dealers may be less willing or able to sell and/or make a market in our Common Stock if it were delisted, which may make it more difficult for shareholders to dispose of, or to obtain accurate quotations for the price of, our Common Stock. Removal of our Common Stock from listing on the NYSE American may also make it more difficult for us to raise capital through the sale of our securities.

Restrictive covenants in our First Lien Facility Agreement do not allow us to pay dividends on our Common Stock for the foreseeable future, which may affect the market for our shares.

We do not expect to pay cash dividends on our Common Stock. Our First Lien Facility Agreement currently prohibits the payment of cash dividends. Any future dividend payments are within the discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, contractual restrictions, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant. We may not generate sufficient cash from operations in the future to pay dividends on our Common Stock. Our inability to pay dividends may limit the market for our shares.

The market price of our Common Stock is volatile, and there is a limited market for our shares.

The trading price of our Common Stock is subject to wide fluctuations. Factors affecting the trading price of our Common Stock may include, but are not limited to:

•actual or anticipated variations in our operating results;
•failure in the performance of our current or future satellites;
•changes in financial estimates by research analysts, or any failure by us to meet or exceed any such estimates, or changes in the recommendations of any research analysts that elect to follow our Common Stock or the Common Stock of our competitors;
•actual or anticipated changes in economic, political or market conditions, such as recessions or international currency fluctuations;
•actual or anticipated changes in the regulatory environment affecting our industry;
•actual or anticipated changes in the value of terrestrial spectrum;
•actual or anticipated sales of Common Stock by our controlling stockholder or others;
•changes in the market valuations of our industry peers; and
•announcement by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives.

The trading price of our Common Stock may also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. Our stockholders may be unable to resell their shares of our Common Stock at or above the initial purchase price. Additionally, because we are a controlled company, there is a limited market for our Common Stock, and we cannot assure our stockholders that a trading market will further develop or persist. In periods of low trading volume, sales of significant amounts of shares of our common stock in the public market could lower the market price of our stock.

The future issuance of additional shares of our Common Stock could cause dilution of ownership interests and adversely affect our stock price.

We may issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our current stockholders. We are authorized to issue 1.9 billion shares of Common Stock and 100 million shares of preferred stock. As of December 31, 2020, approximately 1.7 billion shares of Common Stock were issued and outstanding. As of December 31, 2020, there were 321.1 million shares available for future issuance (of which 100 million are designated as preferred), of which approximately 4.2 million shares were contingently issuable upon the exercise of stock options, the conversion of convertible notes and the vesting of restricted stock awards. We have issued and expect to issue additional shares of Common Stock upon the exercise of the warrants issued with our Second Lien Facility Agreement. As of December 31, 2020, 115.0 million warrants were outstanding and not reflected in the 4.2 million shares contingently issuable as they were out of the money. We may issue additional shares of our Common Stock or other securities that are convertible into, or exercisable for, Common Stock for raising capital or other business purposes. Future sales of substantial amounts of Common Stock, or the perception that such sales could occur, may have a material adverse effect on the price of our Common Stock.

We have issued and may issue shares of preferred stock or debt securities with greater rights than our Common Stock.

Our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from holders of our Common Stock. Currently, there are 100 million shares of preferred stock authorized. Any preferred stock that is issued may rank ahead of our Common Stock in terms of dividends, priorities and liquidation premiums and have preferential voting rights to those held by the holders of our Common Stock.

If persons engage in short sales of our Common Stock, the price of our Common Stock may decline.

Selling short is a technique used by a stockholder to take advantage of an anticipated decline in the price of a security. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. Further sales of Common Stock could cause even greater declines in the price of our Common Stock due to the number of additional shares available in the market, which could encourage short sales that could further undermine the value of our Common Stock. Holders of our securities could, therefore, experience a decline in the value of their investment as a result of short sales of our Common Stock.

Provisions in our charter documents, debt agreements and Delaware corporate law may discourage takeovers, which could affect the rights of holders of our Common Stock and convertible notes.

Provisions of Delaware law and our amended and restated certificate of incorporation, amended and restated bylaws and our debt agreements could hamper a third party’s acquisition of us or discourage a third party from attempting to acquire control of us. These provisions include:

•the election of our Minority Directors by a plurality of the vote of our stockholders other than Thermo;
•the requirement that (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries and (ii) any sale or transfer of a material amount of assets of Globalstar or any sale or transfer of assets of any of our subsidiaries which are material to us has to be approved by the Strategic Review Committee until such time as Thermo no longer beneficially owns at least 45% of our Common Stock;
•the ability of our board of directors to issue preferred stock with voting rights or with rights senior to those of the Common Stock without any further vote or action by the holders of our Common Stock;
•the division of our board of directors into three separate classes serving staggered three-year terms;
•the fact that if Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, our directors will be able to be removed for cause only with the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock entitled to vote in the election of directors;
•prohibitions, at such time when Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, on our stockholders acting by written consent;
•prohibitions on our stockholders calling special meetings of stockholders or filling vacancies on our board of directors;
•the requirement, at such time when Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, that our stockholders must obtain a super-majority vote to amend or repeal our amended and restated certificate of incorporation or bylaws;
•change of control provisions in our First Lien Facility Agreement and Second Lien Facility Agreement, which provide that a change of control will constitute an event of default and, unless waived by the lenders, will result in the acceleration of the maturity of all indebtedness under that agreement; and
•change of control provisions in our 2006 Equity Incentive Plan, which provide that a change of control may accelerate the vesting of all outstanding stock options, stock appreciation rights and restricted stock.

We also are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits us from engaging in any business combination with any interested stockholder, as defined in that section, for a period of three years following the date on which that stockholder became an interested stockholder. This provision does not apply to Thermo, which became our principal stockholder prior to our initial public offering.

These provisions also could make it more difficult for our stockholders to take certain corporate actions, and could limit the price that investors might be willing to pay in the future for shares of our Common Stock.

We are controlled by Thermo, whose interests may conflict with yours.

As of December 31, 2020, Thermo owned approximately 62% of our outstanding Common Stock; additionally, Thermo owns warrants that may be converted into additional shares of Common Stock. We have depended substantially on Thermo to provide capital to finance our business. Although extraordinary corporate transactions, material sales of assets and certain transactions with related parties must be approved by the Strategic Review Committee, to the extent these and other matters are also subject to a vote of our shareholders, Thermo is able to control such vote. These matters include the election of certain members of our board of directors and numerous other matters, including changes of control and other significant corporate transactions, so long as these transactions are not between Thermo and Globalstar and until such time as Thermo shall no longer be the beneficial owner of 45% or more of our outstanding Common Stock.

Thermo is controlled by James Monroe III, our Executive Chairman. Through Thermo, Mr. Monroe holds equity interests in, and serves as an executive officer or director of, a diverse group of privately-owned businesses not otherwise related to us. We reimburse Thermo and Mr. Monroe for certain third party, documented, out-of-pocket expenses they incur in connection with our business.

The interests of Thermo may conflict with the interests of our other stockholders. Thermo may take actions it believes will benefit its equity investment in us or loans to us even though such actions might not be in your best interests as a holder of our Common Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION

Certain statements contained in or incorporated by reference into this prospectus supplement and accompanying prospectus, other than purely historical information, including, but not limited to, estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our ability to develop and expand our business (including our ability to monetize our spectrum rights), our anticipated capital spending, our ability to manage costs, our ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes (including regulation related to the use of our spectrum), the opportunities for strategic business combinations and the effects of consolidation in our industry on us and our competitors, our anticipated future revenues, our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives), the expected strength of and growth prospects for our existing customers and the markets that we serve, commercial acceptance of new products, problems relating to the ground-based facilities operated by us or by independent gateway operators, worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis, business interruptions due to natural disasters, unexpected events or public health crises, including viral pandemics such as the COVID-19 coronavirus, and other statements contained in this prospectus supplement and accompanying prospectus regarding matters that are not historical facts, involve predictions. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those in the section titled “Risk Factors” of this prospectus supplement.

Discussions containing these forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC or in any Current Report on Form 8-K. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. While we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus supplement, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result of these factors, we cannot assure you that the forward-looking statements in this in this prospectus supplement and the accompanying prospectus or documents incorporated by reference herein and therein will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus, the registration statement of which this prospectus supplement and the accompanying prospectus is a part and the documents incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect.

The discussion incorporated by reference into this prospectus supplement of plans to seek approval for spectrum in a future band class are forward-looking, are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company, and are based upon assumptions with respect to future decisions, which are subject to change. There is no assurance that the Company will obtain such approval, seek such approval or even initiate the process for such approval. Nothing in this prospectus supplement should be regarded as a representation that the Company will obtain such approval, seek such approval or even initiate the process for such approval and the Company undertakes no duty to pursue such approval.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, as well as any amendments thereto.

USE OF PROCEEDS

The Selling Stockholders will receive all of the net proceeds from the sale of shares of our Common Stock offered by them pursuant to this prospectus supplement. We will not receive any proceeds from the sale of these shares of our Common Stock.

SELLING STOCKHOLDERS

Percentage computations are based on 1,682,137,512 shares of our Common Stock outstanding as of March 29, 2021.

	Shares Beneficially Owned Prior to Offering		Number of Shares	Shares Beneficially Owned After Offering(1)
Name of Selling Stockholder	Number	%	Offered Hereby	Number	%
EchoStar Corporation	66,604,418	4%	59,537,578	7,066,840	*
EJS Investment Holdings, LLC	13,033,924	*	2,064,305	10,969,619	*
JAWS Capital, LP	11,000,000	*	2,064,305	8,935,695	*
Brent Perrott	1,961,095	*	1,331,810	629,285	*

* Less than one percent (1%)
(1) Assumes that the Selling Stockholders sell the full amount of shares of Common Stock offered hereby.

PLAN OF DISTRIBUTION

The Selling Stockholders may sell or distribute the shares of Common Stock included in this prospectus supplement through underwriters, through agents, through dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices.

In addition, the Selling Stockholders may sell some or all of the securities included in this prospectus through:

•a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;
•purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or
•ordinary brokerage transactions and transactions in which a broker solicits purchasers.

The Selling Stockholders may enter into option or other types of transactions that require delivery of shares of Common Stock to a broker-dealer, who will then resell or transfer the shares of Common Stock under this prospectus supplement. The Selling Stockholders may enter into hedging transactions with respect to our securities. For example, the Selling Stockholders may:

•enter into transactions involving short sales of the common shares by broker-dealers;
•sell common shares short themselves and deliver the shares to close out short positions;
•enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or
•loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

If the shares of Common Stock are traded after they are offered and sold hereunder, they may trade at a discount from their initial offering price, depending on the market price of our common stock, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, we cannot assure you as to whether an active trading market will develop for these other securities.

Any broker-dealers or other persons acting on behalf of the Selling Stockholders that participate in the distribution of shares of Common Stock under this prospectus supplement may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

The Selling Stockholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them or their controlling persons against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, the Selling Stockholders or us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE American, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange. Securities may also be sold directly by the Selling Stockholders. In this case, no underwriters or agents would be involved.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer shall be fair and reasonable.

The Selling Stockholders are under no obligation to sell any of the shares of Common Stock offered hereby, and any such sales will be made at the discretion of the affected Selling Stockholder. Accordingly, the Selling Shareholders may ultimately sell all, none, or any portion of the shares of Common Stock offered hereby.

LEGAL MATTERS

Our legal counsel, Taft Stettinius & Hollister LLP, Cincinnati, Ohio, will pass upon certain legal matters in connection with certain of the offered securities.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of our internal control over financial reporting as of December 31, 2020, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the Registration Statement. Crowe LLP, independent registered public accounting firm, has audited our financial statements in our Annual Report on Form 10-K for the years ended December 31, 2018 and 2019, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the Registration Statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s and Crowe LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a Registration Statement on Form S-3 that we filed with the SEC. The Registration Statement that contains this prospectus supplement and the accompanying prospectus, including the exhibits to the Registration Statement, contains additional information about us and the Common Stock offered by this prospectus supplement and the accompanying prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains annual, quarterly and current reports, proxy and information statements and other information that issuers (including Globalstar) file electronically with the SEC. Our electronic SEC filings are available to the public at the SEC's internet site, www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement. We incorporate by reference the following information or documents that we have filed with the SEC (Commission File No. 001-33117):

•Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 4, 2021; and
•The description of our Common Stock set forth in our registration statement on Form 8-A filed with the SEC on October 30, 2006, including any amendments thereto or reports filed for the purpose of updating this information.

We also incorporate by reference into this prospectus supplement all documents (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until the termination of the offering of the securities made by this prospectus supplement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Globalstar, Inc.
Attention: Investor Relations
1351 Holiday Square Blvd.
Covington, Louisiana 70433
Telephone: (985) 335-1538

PROSPECTUS

GLOBALSTAR, INC.
124,535,576
Share of Voting Common Stock
Warrants

One or more selling securityholders to be identified in the applicable prospectus supplement may offer and sell the securities listed above from time to time in one or more offerings. Such selling securityholders will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered. The supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

The securities may be sold on a continuous or delayed basis directly or through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved, the compensation they will receive and the nature of any underwriting agreement. We will not receive any proceeds from the sale of any securities offered by the selling securityholders. The prospectus supplement will show you the total amount of money that the selling securityholders will receive from selling the securities being offered, the expenses of the offering, and the price per share or unit of the securities being offered. You should read carefully this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Investing in any of our securities involves risk. Before buying our securities, you should refer to the Risk Factors included in our most recent Annual Report and our other periodic reports, in supplements to this prospectus and in other information filed by us with the Securities and Exchange Commission.

Our common stock is listed on the NYSE American under the symbol “GSAT.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 2, 2020.

You should rely only on the information contained in or incorporated by reference into this prospectus, any prospectus supplement and any related free writing prospectus. We have not authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. Unless otherwise specified, references to any free writing prospectus refer to a free writing prospectus that we have authorized to be provided to you in connection with an offering. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate as of any date other than the date on the front cover of such document, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any free writing prospectus, or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time securities are sold under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. A prospectus supplement may also add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add, update or change in the prospectus supplement (and in any free writing prospectus) any of the information contained in this prospectus or in the documents that we have incorporated into this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement or free writing prospectus. You should read both this prospectus and any prospectus supplement or free writing prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before buying any of the securities being offered.

Our Business

Globalstar, Inc. (“we”, “us”, or the “Company”) provides Mobile Satellite Services (“MSS”) including voice and data communications services globally via satellite. We offer these services over our network of in-orbit satellites and our active ground stations (“gateways”), which we refer to collectively as the Globalstar System. In addition to supporting one-way IoT data transmissions in a variety of applications, we are also able to provide reliable connectivity in areas not served or underserved by terrestrial wireless and wireline networks and in circumstances where terrestrial networks are not operational due to natural or man-made disasters. By providing wireless communications services across the globe, we are able to meet our customers’ increasing desire for connectivity.

We currently provide the following communications services, which are available only with equipment designed to work on our network:

•
two-way voice communication and data transmissions using mobile or fixed devices, including our GSP-1700 phone, our Globalstar 9600 TM hotspot, two generations of our Sat-Fi ®, and other fixed and data-only devices (“Duplex”);

•
one-way or two-way communication and data transmissions using mobile devices, including our SPOT family of products, such as SPOT X®, SPOT Gen3® and SPOT Trace®, that transmit messages and the location of the device (“SPOT”); and

•
one-way data transmissions using a mobile or fixed device that transmits its location and other information to a central monitoring station, including our commercial IoT products, such as our battery- and solar-powered SmartOne, STX-3 and STINGR (“Commercial IoT”).

Our constellation of Low Earth Orbit (“LEO”) satellites includes second-generation satellites, which were launched and placed into service during the years 2010 through 2013 after a $1.1 billion investment, and certain first-generation satellites. We designed our second-generation satellites to last twice as long in space, have 40% greater capacity and be built at a significantly lower cost compared to our first-generation satellites. We achieved this longer life by increasing the solar array and battery capacity, using a larger fuel tank, adding redundancy for key satellite equipment, and improving radiation specifications and additional lot level testing for all susceptible electronic components, in order to account for the accumulated dosage of radiation encountered during a 15-year mission at the operational altitude of the satellites. The second-generation satellites use passive S-band antennas on the body of the spacecraft providing additional shielding for the active amplifiers which are located inside the spacecraft, unlike the first-generation amplifiers that were located on the outside as part of the active antenna array. Each satellite has a high degree of on-board subsystem redundancy, an on-board fault detection system and isolation and recovery for safe and quick risk mitigation.

Due to the specific design of the Globalstar System (and based on customer input), we believe that our voice quality is the best among our peer group. We define a successful level of service for our customers by their ability to make uninterrupted calls of average duration for a system-wide average number of minutes per month. Our goal is to provide service levels and call or message success rates equal to or better than our MSS competitors so our products and services are attractive to potential customers. We define voice quality as the ability to easily hear, recognize and understand callers with imperceptible delay in the transmission. By this measure, we believe that our system outperforms geostationary (“GEO”) satellites used by some of our competitors. Due to the difference in signal travel distance, GEO satellite signals must travel approximately 42,000 additional miles on average, which introduces considerable delay and signal degradation to GEO calls. For our competitors using cross-linked satellite architectures, which require multiple inter-satellite connections to complete a call, signal degradation and delay can result in compromised call quality as compared to that experienced over the Globalstar System.

We designed our second-generation ground network, when combined with our next-generation products, to provide our customers with enhanced services featuring speeds up to 72 kbps as well as increased capacity. The second-generation ground network is an Internet protocol multimedia subsystem (“IMS”) based solution providing such industry standard services as voice, Internet, email and short message services (“SMS”).

We compete aggressively on price. We offer a range of price-competitive products to the industrial, governmental and consumer markets. We expect to retain our position as a cost-effective, high quality leader in the MSS industry.

As technological advancements are made, we continue to explore opportunities to develop new products and provide new services over our network to meet the needs of our existing and prospective customers. We are currently pursuing initiatives that we expect to expand our satellite communications business by effectively leveraging our network capabilities and distribution relationships. Among our current initiatives are the following: the development of a two-way reference design and multi-chip module to expand our commercial IoT offerings while reducing the form factor and cost of our existing devices and improving their performance; an emergency messaging and tracking device for the automotive market; derivatives of our Sat-Fi2 ® device, one specifically designed for the maritime industry and another for fixed installation outside of cellular range; and a miniaturized satellite-based wearable tracking device.

As of December 31, 2019, we had approximately 775,000 subscribers worldwide, representing principally the following markets: recreation and personal; government; public safety and disaster relief; oil and gas; maritime and fishing; natural resources, mining and forestry; construction; utilities; and transportation. Our products and services are sold direct as well as through a robust network of independent agents, dealers and resellers, and independent gateway operators (“IGOs”). We also have distribution relationships with a number of “Big Box” and other distribution channels.

Our revenue for the years ended December 31, 2019, 2018 and 2017 was $131.7 million, $130.1 million and $112.7 million, respectively. Our net income (loss) for the years ended December 31, 2019, 2018 and 2017 was net income of $15.3 million, net loss of $6.5 million and net loss of $89.1 million, respectively.

Our principal executive offices are located at 1351 Holiday Square Blvd., Covington, Louisiana 70433 and our telephone number at that address is (985) 335-1500.

The Securities That May Be Offered

This registration statement relates to the warrants to purchase 124,535,576 shares of our common stock issued on November 26, 2019 to the lenders under our second lien term loan facility and the shares of common stock issuable on exercise thereof.

Selling securityholders may offer shares of our common stock and/or warrants, either individually or in combination, from time to time under this prospectus, together with any applicable prospectus supplement, at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities that may be offered. Each time a type or series of securities is offered, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•designation or classification;
•aggregate offering price;
•exercise terms, prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the exercise prices or rates and in the securities or other property receivable upon exercise; and
•voting or other rights, if any.

A prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, No prospectus supplement or free writing prospectus shall offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The selling securityholders may sell the securities directly or through underwriters, dealers or agents. The selling securityholders, and any underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If any securities are offered through underwriters or agents, we will include in the applicable prospectus supplement:

•the names of those underwriters or agents;
•applicable fees, discounts and commissions to be paid to them;
•details regarding over-allotment options, if any; and
•the net proceeds to the selling securityholders.

Common Stock. We may issue shares of our common stock upon the exercise of the warrants that are described herein. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Subject to any preferential rights of any then outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any then outstanding preferred stock. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.

Warrants. The warrants are evidenced by warrant certificates, which are contracts between us and the holders of the warrants. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the prospectus supplement (and any related free writing prospectus) related to the warrants, as well as the complete warrant certificates that contain the terms of the warrants. Complete warrant certificates containing the terms of the warrants being offered will be filed as exhibits to the registration statement of which the prospectus is a part of or will be incorporated by reference from reports we file with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC (File No. 1-33117) pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our filings are available to the public through the SEC’s website at http://www.sec.gov and in the investor relations portion of our website at www.globalstar.com. The information on our website is not part of this prospectus or any accompanying prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;
•our Current Report on Form 8-K filed on June 19, 2019; and
•the description of our common stock contained in our registration statement on Form 8-A dated October 30, 2006, including any amendment to that form that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the time that all the securities have been issued as described in this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings at No cost by writing or emailing us at the following address and telephone number:
Globalstar, Inc.
1351 Holiday Square Blvd., Covington, Louisiana 70433
investorrelations@globalstar.com

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this Report, other than purely historical information, including, but not limited to, estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our ability to develop and expand our business (including our ability to monetize our spectrum rights), our anticipated capital spending, our ability to manage costs, our ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes (including regulation related to the use of our spectrum), the opportunities for strategic business combinations and the effects of consolidation in our industry on us and our competitors, our anticipated future revenues, our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives), the expected strength of and growth prospects for our existing customers and the markets that we serve, commercial acceptance of new products, problems relating to the ground-based facilities operated by us or by independent gateway operators, worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis and other statements contained in this prospectus regarding matters that are not historical facts, involve predictions. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those discussed in the section entitled “Risk Factors” included in this prospectus and elsewhere or incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and our subsequent SEC filings. We do not intend, and undertake No obligation, to update any of our forward-looking statements after the date of this prospectus to reflect actual results or future events or circumstances.

Discussions containing these forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC or in any Current Report on Form 8-K. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. While we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result of these factors, we cannot assure you that the forward-looking statements in this in this prospectus, any accompanying prospectus supplement or documents incorporated by reference herein and therein will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus and any accompanying prospectus supplement. You should read this prospectus, any accompanying prospectus supplement, the registration statement of which this prospectus and any accompanying prospectus supplement is a part and the documents incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect.

We undertake No obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, as well as any amendments thereto.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks in the section entitles “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2019, which has been filed with the SEC and is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC or any applicable prospectus supplement of free writing prospectus. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operations.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our certificate of incorporation which is incorporated in this prospectus by reference to our Current Report on Form 8-K filed with the SEC on June 19, 2019, and by our bylaws, which are incorporated in this prospectus by reference to our Current Report on Form 8-K filed with the SEC on April 16, 2019.

Common Stock

General. We are authorized to issue 1.9 billion shares of common stock, par value $0.0001 per share. All outstanding shares of common stock are, and all shares of common stock to be issued upon exercise of any warrants offered hereby will be, fully-paid and nonassessable.

Dividends. Subject to preferences that may be granted to holders of any preferred stock and restrictions under our credit facilities, the holders of our common stock will be entitled to dividends as may be declared from time to time by the board of directors from funds available therefor.

Voting Rights. Each share of common stock entitles its holder to one vote on all matters to be voted on by the stockholders. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by the stockholders must be approved by a majority or, in the case of the election of directors, by a plurality, of the votes present in person or by proxy and entitled to vote. While Thermo Capital Partners, L.L.C. and any of its affiliates (collectively, “Thermo”), beneficially own 45% or more of the shares of our common stock, two directors will be elected by a vote of the holders of shares of common stock not affiliated with Thermo (“Minority Directors”). Additionally, even if Thermo owns 70% or more of the voting power of our stock, Thermo may not vote more than 69.9% of the voting power of the shares eligible to vote in the election of any directors.

Preemptive Rights. Holders of common stock do not have preemptive rights with respect to the issuance and sale by the company of additional shares of common stock or other equity securities of the company.

Liquidation Rights. Upon dissolution, liquidation or winding-up, the holders of shares of common stock will be entitled to receive our assets available for distribution proportionate to their pro rata ownership of the outstanding shares of common stock.

Preferred Stock

Our board of directors has the authority, without further action of our stockholders, to issue up to 100 million shares of preferred stock, par value $0.0001 per share, in one or more series, to determine the number of shares constituting and the designation of each series and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof, which may include dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences.

There are no restrictions on the repurchase or redemption of preferred stock by the Company in the event of any arrearage in the payment of dividends or sinking fund installments.

The issuance of preferred stock could adversely affect the holders of common stock. The potential issuance of preferred stock may discourage bids for shares of our common stock at a premium over the market price of our common stock, may adversely affect the market price of shares of our common stock and may discourage, delay or prevent a change of control.

No shares of our preferred stock are outstanding. We have No current plans to issue any shares of preferred stock.

Anti-takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws and of Delaware General Corporation Law

The provisions of the Delaware General Corporation Law and our amended and restated certificate of incorporation and bylaws summarized below may have the effect of discouraging, delaying or preventing a hostile takeover, including one that might result in a premium being paid over the market price of our common stock, and discouraging, delaying or preventing changes in the control or management of the Company.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws provide that:

•if Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, No action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;
•while Thermo owns a majority of our outstanding capital stock entitled to vote in the election of directors, action can be taken by written consent signed by the number of stockholders necessary to authorize or take such action at a meeting;
•if Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, the approval of holders of 66 2/3% of the shares then entitled to vote in the election of directors will be required to adopt, amend or repeal our bylaws;
•while Thermo owns a majority of our outstanding capital stock entitled to vote in the election of directors, the approval of the majority of the holders of the shares then entitled to vote in the election of directors will be required to adopt, amend or repeal our bylaws;
•our board of directors is expressly authorized to make, alter or repeal our bylaws;
•stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;
•our board of directors are divided into three classes of service with staggered three-year terms, meaning that only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms;
•our board of directors is authorized to issue preferred stock without stockholder approval;
•if Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, directors may only be removed for cause by the holders of 66 2/3% of the shares then entitled to vote in the election of directors;
•while Thermo owns a majority of our outstanding capital stock entitled to vote in the election of directors, directors may be removed with or without cause; provided that, Thermo may not vote on, or consent to, or have any voting power in respect to, the removal without cause of the Minority Directors; and
•we will indemnify directors and certain officers against losses they may incur in connection with investigations and legal proceedings resulting from their service to us, which may include services in connection with takeover defense measures.

The anti-takeover and other provisions of our certificate of incorporation and by-laws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder” for three years after the person becomes an interested stockholder unless:

•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include (a) any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (b) the affiliates and associates of any such person. Thermo is not an “interested stockholder” because it acquired more than 15% of our outstanding stock prior to the completion of our initial public offering.

For purposes of Section 203, the term “business combinations” includes mergers, consolidations, asset sales or other transactions that result in a financial benefit to the interested stockholder and transactions that would increase the interested stockholder’s proportionate share ownership of our company.

Under some circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with us. Although our stockholders have the right to exclude us from the restrictions imposed by Section 203, they have not done so. Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board of directors, because the requirement stated above regarding stockholder approval would be avoided if a majority of the directors approves, prior to the time the party became an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

Forum Selection Provision

Our Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Company to the Company or to the Company’s shareowners, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; (iii) any action asserting a claim against the Company or any current or former director or officer or other employee of the Company arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Company’s Certificate of Incorporation or Bylaws (as either may be amended from time to time); (iv) any action asserting a claim related to or involving the Company that is governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law of the State of Delaware shall be a state court located within the State of Delaware (or, if No state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware).

Section 27(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) confers exclusive jurisdiction over all suits and actions to enforce a liability or duty created under the Exchange Act or the rules and regulations thereunder. Accordingly, the provisions above do not apply to any such suits or actions. In addition, a recent decision of the Delaware Court of Chancery has held that exclusive forum provisions of the kind included in the Company’s Bylaws do not apply to claims arising under the Securities Act of 1933. Unless action by the Delaware legislature or the Delaware courts provides otherwise, the provisions above will also not apply to such claims.

This forum selection provision may limit the ability of holders of our shares to bring a claim arising in other instances in a judicial forum that such shareholders find favorable for disputes with us or our directors or officers, which may discourage such lawsuits against the Company and/or our directors and officers. Alternatively, if a court outside of the State of Delaware were to find this forum selection provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or claims described above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could harm our business, prospects, financial condition and results of operations.

Strategic Review Committee

As part of the settlement of the previously disclosed shareholder action against us, captioned Mudrick Capital Management, LP, et al. v. Monroe, et al., C.A. No. 2018-0699-TMR (the “Action”), our certificate of incorporation and bylaws were amended to require us to form a Strategic Review Committee that is required to remain in existence for as long as Thermo beneficially owns 45% or more of our outstanding common stock. To the extent permitted by applicable law, the Strategic Review Committee has exclusive responsibility for the oversight, review and approval of, among other things and subject to certain exceptions, any acquisition by Thermo of additional newly-issued securities of the Company and any transaction between the Company and Thermo with a value in excess of $250,000. The approval of any of the foregoing transactions will require the vote of at least three members of the Strategic Review Committee.

Limitation of Liability of Directors

Our certificate of incorporation provides that No director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

•for any breach of the director’s duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and
•for any transaction from which the director derived an improper personal benefit.

Listing

Our common stock is listed on the NYSE American under the trading symbol “GSAT.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services LLC.

DESCRIPTION OF WARRANTS

We have issued warrants for the purchase of our common stock to the lenders under the second lien term loan facility we entered into on November 26, 2019. The warrants were issued independently of common stock. The warrants are agreements entered into between us and the warrant holders, all as will be set forth in the prospectus supplement relating to the particular offering of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrants.

You should refer to the prospectus supplement relating to a particular offering of warrants for the terms of and information relating to the warrants, including, where applicable:

(1) the number of shares of common stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock may be purchased upon exercise of the warrants;
(2) the date on which the right to exercise the warrants commences and the date on which such right expires (the “Expiration Date”);
(3) the amount of the warrants outstanding as of the most recent practicable date; and
(4) any other terms of the warrants.

The warrants are exercisable for United States dollars only. Each warrant entitles its holder to purchase such number of shares of common stock at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common stock, including the right to receive payments of any dividends on the common stock purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

PLAN OF DISTRIBUTION

Selling securityholders may sell or distribute the securities included in this prospectus through underwriters, through agents, dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, selling securityholders may sell some or all of the securities included in this prospectus through:

•a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;
•purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or
•ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, selling securityholders may enter into option or other types of transactions that require delivery of common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus. Selling securityholders may enter into hedging transactions with respect to our securities. For example, selling securityholders may:

•enter into transactions involving short sales of the common shares by broker-dealers;
•sell common shares short themselves and deliver the shares to close out short positions;
•enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or
•loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

Selling securityholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling securityholders or borrowed from the selling securityholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling securityholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, selling securityholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

There is currently No market for any of the securities, other than the shares of common stock listed on the NYSE American. If the securities are traded after they are offered and sold hereunder, they may trade at a discount from their initial offering price, depending on the market price of our common stock, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the securities, such underwriter would not be obligated to do so, and any such market making could he discontinued at any time without notice. Therefore, we cannot assure you as to whether an active trading market will develop for these other securities.

Any broker-dealers or other persons acting on behalf of the selling securityholders that participate in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

Selling securityholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them or their controlling persons against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, selling securityholders or us in the ordinary course of business. This includes commercial banking and investment banking transactions.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of and the respective amounts underwritten by any underwriters, dealers or agents, nature of the underwriters’ obligation to purchase the securities, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The nature and amount of discounts and commissions to underwriters for each security and in total will be provided in tabular format.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE American, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

Securities may also be sold directly by selling securityholders. In this case, No underwriters or agents would be involved.

If a prospectus supplement so indicates, underwriters, brokers or dealers, in compliance with applicable law, may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer shall be fair and reasonable.

LEGAL MATTERS

Our legal counsel, Taft Stettinius & Hollister LLP, Cincinnati, Ohio, will pass upon certain legal matters in connection with certain of the offered securities.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of Crowe LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.